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CONSENT OF INDEPENDENT AUDITORS



We consent to the use and incorporation by reference in the Statement of Additional Information and the Proxy Statement and Prospectus, constituting parts of this Registration Statement No. 333-______ on Form N-14 ("N-14 Registration Statement") for Morgan Stanley High Yield Securities Inc. of our report dated March 12, 2002 relating to the January 31, 2002 financial statements of Morgan Stanley High Income Advantage Trust III appearing in its 2002 Annual Report to Shareholders. We also consent to the references to us under the heading "Financial Statements and Experts" in such Proxy Statement and Prospectus, which is a part of such N-14 Registration Statement.




Deloitte & Touche LLP
New York, New York
August 14, 2002